Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-112606

PROSPECTUS SUPPLEMENT NO. 1
TO PROSPECTUS DATED SEPTEMBER 17, 2004

2,338,866 SHARES
HANMI FINANCIAL CORPORATION
COMMON STOCK

     This prospectus supplement supplements information contained in the prospectus dated September 17, 2004 covering resale by Korea Exchange Bank, or its pledges, donees, transferees or other successors in interest of 2,338,866 shares of our common stock. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

     Investing in our common stock involves risks. See “Risk Factors” section beginning on page 2 of the prospectus to read about factors you should consider before purchasing our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The information in the table appearing under the caption “Selling Stockholder” in the prospectus is amended by adding the information below to reflect the increase in the number of shares covered by the registration statement of which the prospectus and this prospectus supplement forms a part. The increase in the number of shares is the result of the payment on February 15, 2005 by Hanmi of a 100% stock dividend to all shareholders of record on January 31, 2005, including Korea Exchange Bank.

	Beneficial Ownership			Beneficial Ownership
	Before Offering			After Offering
Selling	Shares		Shares Being	Shares
Stockholder	Owned	Percentage (1)	Offered	Owned	Percentage
Korea Exchange Bank	2,338,866	4.71%	2,338,866	—	—

     (1) Beneficial ownership in the table is determined in accordance with the rules of the SEC, using 49,648,167 shares of common stock outstanding on May 31, 2005, and includes voting or investment power with respect to shares.

The date of this prospectus supplement is June 3, 2005.